Solar Capital Announces March 31, 2010 Financial Results with NAV per Share Increase to $22.18; Declares Quarterly Dividend of $0.60 per Share

NEW YORK, NY May 4– Solar Capital Ltd (NASDAQ: SLRC), today reported results for the quarter ended March 31, 2010, including net asset value (NAV) per share of $22.18, a 7.5% increase over pro forma NAV per share of $20.64 at December 31, 2009, and earnings of $1.90 per share. In addition, Solar Capital announced that its Board of Directors has declared a second quarter dividend of $0.60 per share, payable on July 2, 2010 to stockholders of record on June 17, 2010. We expect the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the calendar year.

Selected Highlights

($ in millions, except per share amounts)

	March 31, 2010	December 31, 2009
Investment portfolio	$839.0	$863.1
Total assets	$928.7	$885.4
Net assets	$730.4	$697.9
NAV per share	$22.18	$21.24
Pro Forma[1] NAV per Share		$20.64

Investment Portfolio Composition:
Bank debt/senior secured loans	$146.0	$163.5
Subordinated debt/corporate notes	$642.0	$642.0
Equity investments	$51.0	$57.6

Weighted Average Portfolio Statistics:
Yield on fair value	13.9%	14.8%
Yield on cost	13.3%	13.7%

Earnings Highlights

	Three months ended
	March 31, 2010	March 31, 2009
Investment income	$35.3	$28.2

Net investment income	$21.1	$17.1
Net realized and unrealized gain/(loss)	40.9	(42.7)

Net income (loss)	$62.0	$(25.6)

Net income (loss) per share	$1.90	$(0.78)

[1]

Pro Forma NAV per share includes adjustments to reflect the Solar Capital Merger, the IPO, and the Private Placement. For details, see reconciliation of the Reported GAAP NAV per share to Pro Forma NAV per share in the Financial Statements and Tables section of this document.

On February 9, 2010, Solar Capital Ltd. priced its initial public offering at $18.50 per share. A total of 5.68 million shares were sold through the IPO and over-allotment and an additional 0.60 million shares were sold through a concurrent private placement to management. A total of approximately $109 million was raised through the IPO and over-allotment sale (net of underwriting fees), and the private placement.

“The first quarter of 2010 was a highly successful one for Solar Capital,” said Michael Gross, CEO and Chairman. “Our NAV growth resulted from strong earnings and substantial realizations, all at values above their year-end marks. With the completion of our IPO, the expansion of our credit facility and the proceeds from realizations, we have significant dry powder to fund our growing pipeline of attractive investment opportunities. We are in active dialogue with lenders to upsize our facility and anticipate further redemptions above current fair value, which will provide additional capital to take advantage of this favorable investing environment.”

Portfolio Investments

The total value of our investments was approximately $839.0 million at March 31, 2010 and $863.1 million at December 31, 2009. During the quarter ended March 31, 2010, we originated approximately $44.6 million of investments in one new and one existing portfolio company. We also received more than $115 million from repayments and sales of securities, all in excess of our December 31, 2009 values.

At March 31, 2010, we had investments in securities of 33 portfolio companies with approximately 17.3% senior secured, 76.5% subordinated debt and 6.2% equity. This compares to investments in 36 portfolio companies with approximately 18.8% senior secured, 74.4% subordinated debt and 6.8% equity at December 31, 2009.

As of March 31, 2010, the weighted average yield on income producing investments in our portfolio was approximately 13.9%, compared to 14.8% at December 31, 2009. The decrease in yield this quarter was primarily due to the increase in fair value of assets since December 2009.

As of March 31, 2010, there were no investments on non-accrual status. Of the non-accrual assets, which had zero market value at December 31, 2009, assets of two portfolio companies were sold prior to the IPO and the third was exchanged for equity in a restructuring. In addition we had 3 assets, with a total market value of $14.2 million, that were performing but cash interest payments have been applied as principal payments (“cost-recovery assets”), rather than being included in interest income because management believes, at this time, it is unlikely there will be full repayment of principal.

Results of Operations

Investment income for the quarter ended March 31, 2010 was $35.3 million, which was $7.1 million higher than for the comparable period in 2009. This increase was primarily due to income related to early repayment of debt assets partially offset by the non-recognition of interest income from the cost recovery assets and lower average LIBOR rates and invested balances during the first three months of 2010.

Operating expenses were $14.1 million and $10.6 million for the first quarter of 2010 and 2009, respectively. The increase in expense in 2010 was primarily due to higher interest expense from newly issued 8.75% senior unsecured notes and a higher performance-based incentive fee on higher investment income.

There was a net realized and unrealized gain of $40.9 million for the first quarter of 2010 compared to a net loss of $42.7 million for the same period in 2009. The net gain in the fair value of our portfolio assets was primarily due to continued credit improvement in the portfolio, the tightening of credit spreads in the non-investment grade credit markets and anticipated near-term realizations. During the first quarter of 2010, we also had realizations in excess of prior valuations. The net loss during the first quarter of 2009 was primarily due to overall weakening in the economy during the period resulting in lower portfolio asset values.

At March 31, 2010 and December 31, 2009, we had cash and cash equivalents of approximately $60.4 million and $5.7 million, respectively. Cash provided by operating activities for the quarters ended March 31, 2010 and 2009 was approximately $107.7 million and $19.6 million, respectively. We expect that all current liquidity needs will be met with cash flows from operations and other activities.

At March 31, 2010, we had no borrowings under our $270 million revolving credit facility and $125.0 million of senior unsecured notes outstanding. We had $88.1 million drawn on our credit facility on December 31, 2009.

Conference Call and Webcast

We will host a conference call and webcast on Wednesday, May 5, 2010 at 10:00 am (ET) to discuss our financial results for the quarter ended March 31, 2010. All interested parties may participate in the conference call by dialing (866) 804-6925 approximately 5-10 minutes prior to the call, international callers should dial (857) 350-1671. Participants should reference Solar Capital Ltd and the participant passcode of 80571308 when prompted. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital’s website, http://www.solarcapltd.com/. To listen to the live webcast, please go to the Company’s website at least 15 minutes prior to the start of the event to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Capital website.

Financial Statements and Tables

SOLAR CAPITAL LTD

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except shares)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Investments at value:
Companies more than 25% owned (cost: $10,000 and $10,000, respectively)	$9,000	$9,000
Companies 5% to 25% owned (cost: $28,939 and $85,102, respectively)	20,583	93,423
Companies less than 5% owned (cost: $936,354 and $968,886, respectively)	809,373	760,717

Total investments (cost: $975,293 and $1,063,988, respectively)	838,956	863,140

Cash and cash equivalents	60,363	5,675
Receivable for investments sold	10,123	—
Interest and dividends receivable	8,771	7,547
Deferred borrowing costs	4,593	914
Fee revenue receivable	4,260	5,824
Deferred offering costs	294	1,478
Derivative assets	276	294
Foreign tax receivable	—	—
Withholding tax receivable	—	—
Prepaid expenses and other receivables	1,107	549

Total Assets	928,743	885,421

Liabilities
Senior unsecured notes payable	125,000	—
Payable for investments purchased	43,650	—
Dividends payable	11,196	—
Credit facility payable	—	88,114
Distributions payable	—	75,136
Due to Solar Capital Partners LLC:
Performance-based incentive fee payable	5,279	8,517
Investment advisory and management fee payable	4,366	8,663
Deferred fee revenue	2,136	3,532
Interest payable	1,692	153
Derivative liabilities	778	25
Due to Solar Capital Management LLC	745	912
Income taxes payable	688	535
Other accrued expenses and payables	2,834	1,931

Total Liabilities	198,364	187,518

Net Assets
Partners’ capital	—	697,903
Common stock, par value $0.01 per share 32,928,257 shares issued and outstanding	329	—
Paid in capital in excess of par	666,371	—
Undistributed net investment income	4,000	—
Accumulated net realized gain	1,792	—
Net unrealized appreciation	57,887	—

Total Net Assets	$730,379	$697,903

Number of shares outstanding	32,928,257	32,860,454
Net Asset Value Per Share	$22.18	$21.24

SOLAR CAPITAL LTD

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares)

	Three months ended March 31, 2010	Three months ended March 31, 2009
	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest and dividends:
Companies more than 25% owned	$—	$—
Companies 5% to 25% owned	$7,619	$2,265
Other interest and dividend income	27,691	25,912

Total interest and dividends	35,310	28,177

Total investment income	35,310	28,177

EXPENSES:
Performance-based incentive fee	5,279	4,274
Investment advisory and management fees	4,366	4,073
Interest and other credit facility expenses	2,951	731
Administrative service fee	453	604
Other general and administrative expenses	1,069	921

Total operating expenses	14,118	10,603

Net investment income before income tax expense	21,192	17,574

Income tax expense	81	479

Net investment income	21,111	17,095

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FORWARD CONTRACTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments:
Companies more than 25% owned	—	—
Companies 5% to 25% owned	16,397	—
Companies less than 5% owned	(43,728)	(22,656)

Net realized loss on investments	(27,331)	(22,656)
Forward contracts	1,552	8,948
Foreign currency exchange	3,536	(29)

Net realized loss before income taxes	(22,243)	(13,737)

Income tax expense (benefit) on realized gain (loss)	—	—

Net realized loss	(22,243)	(13,737)

Net change in unrealized gain (loss):
Investments:
Companies more than 25% owned	—	(2,900)
Companies 5% to 25% owned	(16,677)	(498)
Companies less than 5% owned	81,188	(19,434)

Net unrealized gain (loss) on investments	64,511	(22,832)
Forward contracts	(771)	(5,700)
Foreign currency exchange	(604)	(408)

Net change in unrealized gain (loss)	63,136	(28,940)

Net realized and unrealized gain (loss) on investments, forward contracts and foreign currencies	40,893	(42,677)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$62,004	$(25,582)

Earnings (loss) per share	$1.90	$(0.78)

Reconciliation of December 31, 2009

NAV per Share

($ and shares in thousands)

	Reported	Pro forma NAV, reflecting the Merger, IPO and Private Placement

December 31, 2009 NAV	$697,903	$697,903
Adjustments:
Merger (Issuance of Senior Unsecured Notes)	—	(125,000)
IPO and Private Placement	—	106,897

Pro Forma NAV	$697,903	$679,800

Shares outstanding	32,861 shares	32,928 shares

NAV per share	$21.24	$20.64

Per Share Computations

For periods prior to February 9, 2010, the share count used in all share-based computations, including NAV per share and earnings per share, has been decreased retroactively by a factor of approximately 0.4022, representing the rate at which shares of Solar Capital Ltd. common stock were exchanged for units of Solar Capital LLC prior to the initial public offering.

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.